As filed with the Securities and Exchange Commission on December 14, 2005.

Registration File Number:

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARCO COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	1770 San Marco Road Marco Island, Florida 34145 (239) 389-5200	84-1620092
(State or other jurisdiction of incorporation or organization)	(Address and telephone number of principal executive offices)	(IRS Employer Identification No.)

MARCO COMMUNITY BANCORP, INC.

2003 DIRECTORS’

STOCK OPTION AND LIMITED RIGHTS PLAN

Richard Storm, Jr.

Chief Executive Officer, President, and Chairman

1770 San Marco Road

Marco Island, Florida 34145

(239) 389-5200

(Name, address and telephone number of agent for service)

Copies requested to:

Richard L. Pearlman, Esq.

Igler & Dougherty, P.A.

2457 Care Drive

Tallahassee, Florida 32308

Telephone: (850) 878-2411

Facsimile: (850) 878-1230

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.01 par value	80,000 shares	$20.00	$1,600,000	$171.20

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of the common stock, $20.00 and $20.00, respectively, as reported on the Over-the-Counter Bulletin on December 5, 2005.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by Marco Community Bancorp, Inc. “MCB” pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of the filing of such documents:

1.	MCB’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004;

2.	MCB’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005; and

3.	MCB’s Current Reports on Form 8-K since December 31, 2004, filed on July 1, 2005 and October 21, 2005.

Item 4. Description of Securities.

MCB currently has 9,000,000 shares of authorized common stock, par value, $0.01 per share, of which 1,839,129 shares are currently issued and outstanding. MCB also has 5,000 shares of authorized Series A Preferred Stock, par value $0.01, of which no shares are outstanding, and 995,000 shares of undesignated preferred stock authorized, of which there are no shares outstanding.

Common Stock

Florida law allows our Board of Directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of shareholders. The number of authorized shares of common stock is greater than that which is issued in order to provide our Board of Directors with as much flexibility as possible to effect, among other things, financing, acquisitions, stock dividends, stock splits, and employee stock option transactions. The holders of common stock are entitled to elect the members of our Board of Directors, and such holders are entitled to vote as a class on all matters required or permitted to be submitted to our shareholders.

No holder of our common stock has preemptive rights with respect to the issuance of shares of that or any other class of stock, and the common stock is not entitled to cumulative voting rights with respect to the election of directors. Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors. The holders of common stock are entitled to dividends and other distributions if, as, and when declared by our board of directors out of assets legally available therefore. Upon our liquidation, dissolution, or winding up, the holder of each share of common stock would be entitled to share equally in the distribution of our assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. Our shares of common stock are not subject to any redemption provisions, nor are they convertible into any other security or property. All shares of common stock outstanding are fully paid and non assessable.

Funds for the payment of dividends are expected to be obtained by us primarily from dividend payments made by Marco Community Bank. There can be no assurance that we will have funds available for dividends, or if funds are available, that dividends will be declared by the board of directors. We do not expect to declare a dividend at any time in the foreseeable future.

Preferred Stock

MCB’s Articles of Incorporation also provide for the issuance of 1,000,000 shares of preferred stock. The Board of Directors is authorized to issue the preferred stock in series and to fix the particular designation of and the rights, preferences, privileges and restrictions granted to and imposed upon each series, all without further approval of our shareholders. Of these shares, 5,000 have been designated as Series A Preferred Stock which may be redeemed at any time for their stated sales price of $100 per shares, but the shares do not pay a mandatory dividend. The stock, however, does have a liquidation preference over our common stock, in the event of a liquidation or dissolution of MCB.

Item 6. Indemnifications of Directors and Officers.

MCB’s Articles of Incorporation provide for the indemnification of our directors and executive officers to the maximum extent permitted by Florida law, as authorized by the Board of Directors. The Articles also provide for the advancement of expenses incurred in connection with the defense of any action, suit, or proceeding that a director or executive officer was a party to because he or she is or was our director or executive officer, upon the receipt of an undertaking, or promise, to repay such amount, unless it is ultimately determined that the individual is not entitled to indemnification.

MCB’s Bylaws provide that we shall indemnify our officers, directors, and employees, but not our agents unless specifically approved in writing by the Board of Directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporations Act as it now exists or may thereafter be amended. This includes, but is not limited to, any person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer, or is or was serving at our request as a director, officer, employee, or agent of a subsidiary bank or another affiliated entity. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding initiated by such person only if such action, suit, or proceeding was authorized by our Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers, and employees under the above mentioned provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8. Exhibits.

The following exhibits are or have been filed with the Securities and Exchange Commission and are hereby incorporated by reference into this registration statement. The exhibit marked by a single asterisk (*) was previously filed as Exhibit 4.0, as a part of, and is hereby incorporated by reference from MCB’s Registration Statement on Form SB-2, as effective with the Securities and Exchange Commission (“SEC”) on March 7, 2003, Registration File No. 333-103651. The exhibit marked by a double asterisk (**) was previously filed as Appendix C to the Definitive Proxy Statement filed with the SEC on April 2, 2004.

Exhibit No.	Description of Exhibit

*4.0	Specimen of Common Stock Certificate

**4.1	Marco Community Bancorp, Inc. 2003 Directors’ Stock Option and Limited Rights Plan

5.0	Opinion of Igler & Dougherty, P.A.

23.0	Consent of Igler & Dougherty, P.A. (contained in Exhibit 5.0)

23.1	Consent of Hacker, Johnson & Smith, P.A.

24.0	Power of Attorney – included in the Signature Page of this Registration Statement.

Item 9. Undertakings.

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities at that time be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)	The undersigned Registrant hereby undertakes, that, for purpose of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marco Island, State of Florida, on December 13, 2005.

MARCO COMMUNITY BANCORP, INC.

By :	/s/ Richard Storm, Jr.	By :	/s/ Thomas M. Whelan
	Richard Storm, Jr.		Thomas M. Whelan
	Chief Executive Officer & President		Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Storm, Jr. and Thomas M. Whelan and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 13, 2005.

Signature	Title	Date
/s/ Richard Storm, Jr. Richard Storm, Jr.	Chairman of the Board, President, and Chief Executive Officer	December 13, 2005

/s/ Joel M. Cox Joel M. Cox	Director	December 13, 2005

/s/ Bruce G. Fedor Bruce G. Fedor	Director	December 13, 2005

/s/ Jamie B. Greusel Jamie B. Greusel	Director	December 13, 2005

Signature	Title	Date
/s/ Robert A. Marks Robert A. Marks	Director	December 13, 2005

/s/ Stephen A. McLaughlin Stephen A. McLaughlin	Director	December 13, 2005

/s/ E. Terry Skone E. Terry Skone	Director	December 13, 2005

/s/ John V. Cofer John V. Cofer	Director	December 13, 2005

/s/ Melanie J. Hanson Melanie J. Hanson	Director	December 13, 2005